                                                                    EXHIBIT 99.1


Ramco-Gershenson Properties Trust
Reports Results for First Quarter 2003; Diluted FFO Per Share of
$0.55, Income from Continuing Operations Per Share of $0.21


    SOUTHFIELD, Mich.--(BUSINESS WIRE)--April 23, 2003--
Ramco-Gershenson Properties Trust (NYSE:RPT)

    First Quarter Highlights:

    Financial Information

    --  Diluted FFO per share of $0.55

    --  Diluted Income from continuing operations per share of $0.21

    --  Diluted FFO of $8,447,000, increase of 13.3%

    --  Total Revenues of $26,495,000, increase of 21.9%

    Operating Statistics

    -- Completed the first phase of the redevelopment of Troy Towne Center in Troy, Ohio

    -- Acquired Kroger Supermarket anchored Livonia Plaza in Livonia, MI for $13 million

    -- Opened 13 new non-anchor stores at rental rates 45.0% above portfolio average

    --  Renewed 45 non-anchor leases at rental rates 5.5% above prior rents paid

    --  Debt to Market Capitalization Ratio of 54.9%, compared to
        62.5% at March 31, 2002

    --  $0.42 per share regular quarterly dividend paid April 15, 2003

    Ramco-Gershenson Properties Trust (NYSE:RPT) announced today results for the first quarter ended March 31, 2003.
    For the three months ended March 31, 2003, diluted Funds from Operations
(FFO) were $8,447,000 compared with $7,454,000 for the three months ended March 31, 2002. As a result of the dilutive effect of the Company's common share offering completed in April of 2002, on a per share basis FFO was $0.55 compared with $0.62 in 2002. Total revenues increased 21.9 percent or $4,756,000, to a total of $26,495,000, compared with $21,739,000 in 2002. Income from continuing operations for the three months ended March 31, 2003, was $3,151,000 compared with $2,286,000 in 2002. On a diluted per share basis, income from continuing operations increased from $0.20 in 2002 to $0.21 in 2003.
    "We are pleased with our first quarter financial results, which are in line with expectations," said Dennis Gershenson, President and Chief Executive officer. "We have been very busy during the quarter



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pursuing opportunities in all three of our profit centers; acquisitions, asset management and development. We have been especially active in the redevelopment of core assets. Over the next several months we will be announcing a number of shopping center repositionings and expansions similar in nature to the transformation of our Troy Towne Center. Our business plan for the year is on track. The quarter's leasing statistics demonstrate the strength of our shopping centers' locations and we are making progress on improving our debt to market capitalization."

    Asset Management

    The Company is pleased to announce that the first phase expansion and redevelopment of Troy Towne Center in Troy, Ohio, a northern suburb of Dayton, Ohio is complete. The redevelopment of the center includes the addition of an 86,584 square foot Kohl's department store and the expansion of the Wal-Mart from an 116,000 square foot store to a Superstore format in 197,000 square feet. The Kohl's store is already open and Wal-Mart is expected to open in the spring of 2004. As a result of the redevelopment, the shopping center will grow from 221,000 square feet to 346,000 square feet.
    "We are very excited about the expansion and transformation of our Troy Towne Center", said Dennis Gershenson. "When built in 1990, the shopping center included a small format Wal-Mart and a 40,000 square foot County Market grocery store. Since that time, the trade area population has grown substantially and significant supermarket competition entered the trade area. In order to protect its competitive advantage, Wal-Mart wanted to expand to a Superstore format. Our management team was able to terminate the County Market lease replacing them with a Kohl's Department Store. The departure of the supermarket opened the opportunity for Wal-Mart to expand their operation to a superstore. The reformatted project will substantially increase the shopping center's trade area draw."
    A number of additional shopping centers are in various stages of repositioning including the Shoppes of Lakeland, Taylors Square, Holcomb Center, Northwest Crossing, Taylor Plaza and Naples Towne Centre. We expect to make announcements concerning these redevelopments throughout the year.

    Leasing

    Leasing activity during the quarter produced results that reinforce the strength of the Company's shopping centers. The Company opened 13 new non-anchor stores, at an average base rent of $17.78 per square foot, which is 45.0% above portfolio average. The Company also renewed 45 non-anchor leases at an average increase of 5.5% over prior rental rates.

    Acquisitions

    During the quarter the Company purchased the Livonia Plaza shopping center in Livonia, Michigan. The 123,000 square-foot shopping center is anchored by a Kroger Supermarket and TJ Maxx. Livonia Plaza is located on the south side of Five Mile Road east of Merriman, a major surface artery that connects Detroit's western suburbs. The center was purchased for $13 million. An expansion of the center is already planned.




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

    Market Capitalization and Debt

    Total capitalization as of March 31, 2003 was approximately $799.7 million compared to $569.2 as of March 31, 2002. Total debt for the quarter was $438.9 million with an average interest rate of 6.5% and an average maturity of 44 months. Debt to market capitalization at the end of the quarter was 54.9% compared to 62.5% at March 31, 2002. The EBITDA interest coverage ratio was 2.2 times for the first quarter of 2003.

    Dividend

    The Company paid a quarterly common share cash dividend of $0.42 per share on April 15, 2003 to its shareholders of record as of March 31, 2003, based on an annual dividend of $1.68 per share.

    2003 Guidance

    As stated previously, the Company estimates that its 2003 FFO per share will be between $2.23 and $2.33.
    RPT will host a live broadcast of its 1st Quarter conference call on April 24, 2003 at 9:00 a.m. eastern time, to discuss its financial results and 2003 guidance. The live broadcast will be available online at www.rgpt.com and www.streetevents.com and also by telephone at (800) 539-5010 (no passcode needed). A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (800) 642-1687, passcode 14090 (for one week).
    Supplemental financial information is available via e-mail by sending requests to dhendershot@rgpt.com and is also available at the investor section of our Web page.

    Ramco-Gershenson Properties Trust has a portfolio of 60 shopping centers totaling approximately 11.8 million square feet of gross leasable area, consisting of 59 community centers, of which nine are power centers and three are single tenant properties, as well as one enclosed regional mall. The Company's centers are located in Michigan, Ohio, Wisconsin, New Jersey, Maryland, Virginia, North Carolina, South Carolina, Tennessee, Georgia, Alabama and Florida. Headquartered in Southfield, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust
(REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

    This press release contains forward-looking statements with respect to the operation of certain of the Trust's properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this document are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust's properties are located, the performance of the Trust's tenants at the Trust's properties and elsewhere, and other factors discussed in the Trust's reports filed with the Securities and Exchange Commission.







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

                   Ramco-Gershenson Properties Trust
                   Consolidated Statements of Income
               (In thousands, except per share amounts)
                              (Unaudited)



                                                        Three       Three
                                                        Months      Months
                                                        Ended       Ended
                                                        3/31/03     3/31/02
                                                       --------    --------
REVENUES
  Minimum rents                                        $ 17,446    $ 13,868
  Percentage rents                                          659         522
  Recoveries from tenants                                 7,703       5,948
      Fees and management income                            208         651
  Interest and other income                                 479         750
                                                       --------    --------
      Total Revenues                                     26,495      21,739
                                                       --------    --------

EXPENSES
  Real estate taxes                                       3,300       2,572
  Recoverable operating expenses                          4,282       3,384
  Depreciation and amortization                           5,102       4,010
  Other operating                                           389         312
  General and administrative                              2,221       2,051
  Interest expense                                        7,340       6,310
                                                       --------    --------
      Total Expenses                                     22,634      18,639
                                                       --------    --------

Operating income                                          3,861       3,100
Earnings from unconsolidated entities                        82         169
                                                       --------    --------
Income from continuing operations before minority
 interest                                                 3,943       3,269
Minority interest                                          (792)       (983)
                                                       --------    --------

Income from continuing operations                         3,151       2,286
Income from discontinued operations, net of minority
 interest                                                     -         151
                                                       --------    --------

Net income                                                3,151       2,437
Preferred dividends                                        (594)       (828)
                                                       --------    --------

Net income available to common shareholders            $  2,557    $  1,609
                                                       ========    ========

Basic earnings per share:
     Income from continuing operations                 $   0.21    $   0.21
     Income from discontinued operations                   0.00        0.02
                                                       --------    --------






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

     Net Income                                      $  0.21  $  0.23
                                                      =======  =======

Diluted earnings per share:
     Income from continuing operations               $  0.21  $  0.20
     Income from discontinued operations                0.00     0.03
                                                      -------  -------
     Net Income                                      $  0.21  $  0.23
                                                      =======  =======

Weighted average shares outstanding:
     Basic                                            12,277    7,089
                                                      =======  =======
     Diluted                                          12,410    7,146
                                                      =======  =======


                   Ramco-Gershenson Properties Trust
                Calculation of Funds from Operations(1)
                 (In thousands, except per share data)
                              (Unaudited)



                                                  Three     Three
                                                  Months    Months
                                                  Ended     Ended
                                                 3/31/03   3/31/02
                                                 -------   -------
Net income available to common shareholders      $ 2,557   $ 1,609
 Add:
   Depreciation and amortization expense           5,098     3,971
   Minority interest in partnership:
      Continuing operations                          792       983
      Discontinued operations                         --        63
                                                 -------   -------

Funds from Operations-basic                        8,447     6,626

Add:
    Convertible preferred share dividends(2)          --       828
                                                 -------   -------

Funds from Operations-diluted                      8,447     7,454
                                                 =======   =======

Funds from Operations per share:
   Basic                                         $  0.56   $  0.66
                                                 =======   =======
   Diluted                                       $  0.55   $  0.62
                                                 =======   =======

Basic weighted average shares outstanding(3)      15,208    10,034
Convertible Preferred shares and options(2)          133     2,057
                                                 -------   -------
Diluted weighted average shares outstanding(3)    15,341    12,091
                                                 =======   =======




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

                   Ramco-Gershenson Properties Trust
                      Consolidated Balance Sheets
                            (In thousands)


                                             March 31,   December 31,
                                               2003          2002
                                             --------    -----------
ASSETS                                      (unaudited)
  Investment in real estate, net             $642,027      $628,953
  Cash and cash equivalents                     9,682         9,974
  Accounts receivable, net                     23,439        21,425
  Equity investments in and advances to
   unconsolidated entities                      9,647         9,578
  Other assets, net

                                               25,191        27,912
                                             --------      --------
       Total Assets                          $709,986      $697,842
                                             ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Mortgages and notes payable                $438,905      $423,248
  Distributions payable                         6,991         6,384
  Accounts payable and accrued expenses        18,323        20,621
                                             --------      --------
        Total Liabilities                     464,219       450,253
  Minority Interest                            46,147        46,586
  Commitments and Contingencies                    --            --
        Shareholders' Equity                  199,620       201,003
                                             --------      --------
               Total Liabilities and
                Shareholders' Equity         $709,986      $697,842
                                             ========      ========



    (1) Management generally considers funds from operations ("FFO") an appropriate supplemental measure of our financial performance because it is predicated on cash flow analyses. We have adopted the most recent National Association of Real Estate Investment Trusts ("NAREIT") definition of FFO, which was amended on April 4, 2002, to reflect the adoption that FFO from income-producing property held for sale, sold or otherwise transferred and reported in income from discontinued operations, should be included in FFO. Under the NAREIT definition, FFO represents income before minority interest excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America, gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Our computation of FFO may, however, differ from the methodology for calculating FFO




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        utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies. FFO should not be considered an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or our ability to pay distributions.

        FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and should not be considered an alternative to net income as an indication of the Trust's performance or to cash flows from operating activities as a measure of liquidity or the ability to pay distributions. Furthermore, while net income and cash generated from operating, investing and financing activities, determined in accordance with generally accepted accounting principles, consider capital expenditures which have been and will be incurred in the future, the calculation of FFO does not.

    (2) Series B preferred shares are not convertible into common shares. Therefore they are excluded from the calculation.

    (3) For basic FFO, represents the weighted average total shares outstanding, assuming the redemption of all Operating Partnership Units for Common Shares. For diluted FFO, represents the weighted average total shares outstanding, assuming the redemption of all Operating Partnership Units for Common Shares, the Series A Preferred Shares converted to Common Shares in 2002 and the Common Shares issuable under the treasury stock method upon exercise of stock options.

    For more information on Ramco-Gershenson Properties Trust visit the Company's Website @ www.rgpt.com

    --30--CM/cl*

    CONTACT: Ramco-Gershenson Properties Trust
             Dennis Gershenson or Richard Smith, 248/350-9900
             FAX: 248/350-9925

    KEYWORD: MICHIGAN
    INDUSTRY KEYWORD: REAL ESTATE CONFERENCE CALLS
    SOURCE: Ramco-Gershenson Properties Trust

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